Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMC Entertainment Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-215233) on Form S-3 and (No. 333-192912) on Form S-8 of AMC Entertainment Holdings, Inc. of our reports dated March 1, 2018, with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of AMC Entertainment Holdings, Inc.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states AMC Entertainment Holdings, Inc. acquired Nordic Cinema Group Holding AB in March 2017, and management excluded Nordic Cinema Group Holding AB from its assessment of the effectiveness of AMC Entertainment Holdings, Inc.’s internal control over financial reporting as of December 31, 2017. Nordic Cinema Group Holding AB’s internal control over financial reporting is associated with total assets of $1.3 billion and total revenues of $266.6 million included in the consolidated financial statements of AMC Entertainment Holdings, Inc. as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Nordic Cinema Group Holding AB.

/s/ KPMG LLP

Kansas City, Missouri
March 1, 2018